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                                                                       EXHIBIT 5

                                October 28, 1997

Mr. David A. Buddemeyer
Servico, Inc.
1601 Belvedere Road
West Palm Beach, FL 33406

          Re:  Servico, Inc. / Offering of Shares of Common Stock
               --------------------------------------------------

Dear Mr. Buddemeyer:

     As counsel to Servico, Inc. (the "Corporation"), we have examined the Articles of Incorporation and Bylaws of the Corporation as well as such other documents and proceedings as we have considered necessary for the purposes of this opinion. We have also examined and are familiar with the proceedings taken by the Corporation to authorize the issuance of up to 2.3 million shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"). In addition, we have examined a copy of the Prospectus included in the Corporation's Registration Statement on Form S-4 (the "Prospectus") to be filed with the Securities and Exchange Commission on October 29, 1997.

     In rendering this opinion, we have assumed, without independent investigation: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies; and (iii) the genuineness of all signatures. In addition, as to questions of fact material to the opinions expressed herein, we have relied upon such certificates of public officials, corporate agents and officers of the Corporation and such other certificates as we deemed relevant.

     Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that following the issuance and delivery of the Common Stock against payment of adequate consideration therefore in accordance with the terms of the Prospectus, the Common Stock will be validly issued, fully paid and non-assessable.

                                          Very truly yours,

                                          STEARNS WEAVER MILLER WEISSLER
                                          ALHADEFF & SITTERSON, P.A.